Exhibit 99.1
Protalix BioTherapeutics to Present at Three Upcoming Healthcare Conferences
CARMIEL, Israel, June 1, 2009 (Business Wire) — Protalix BioTherapeutics, Inc. (NYSE-AMEX: PLX), today announced that Dr. David Aviezer, the Company’s President and Chief Executive Officer, will be presenting at 8th Annual Needham Life Sciences Conference in New York and the 8th National Life Science and Technology Week ISLI-Biomed Israel 2009. Additionally, Dr. Einat Brill Almon, the Company’s Senior Vice President of Product Development, will be presenting at the 3rd International Conference on Plant-Based Vaccines & Antibodies in Italy.
The conference schedule is as follows:
8th Annual Needham Life Sciences Conference: Healthcare Today & Tomorrow
Corporate Presentation, June 10 at 2:30 PM ET
New York Palace Hotel, New York, NY
A webcast of this presentation will be available at www.protalix.com
3rd International Conference on Plant-Based Vaccines & Antibodies
Presentation entitled, “‘Novel enzyme replacement therapy for Gaucher disease: Ongoing
Phase III trials with recombinant human glucocerebrosidase expressed in plant cells,”
June 15 at 2:00 PM CET
University of Verona, Verona, Italy
8th National Life Science and Technology Week ISLI-Biomed Israel 2009
Corporate Presentation, June 16 at the BioPharma Session, 4:20-6:20 PM IDT
David Intercontinental Hotel, Tel-Aviv, Israel
About Protalix BioTherapeutics
Protalix is a biopharmaceutical company. Its goal is to become a fully integrated biopharmaceutical company focused on the development and commercialization of proprietary recombinant therapeutic proteins to be expressed through its proprietary plant cell based expression system. Protalix’s ProCellEx(TM) presents a proprietary method for the expression of recombinant proteins that Protalix believes will allow for the cost-effective, industrial-scale production of recombinant therapeutic proteins. Protalix is conducting a phase III pivotal study for its lead product candidate, prGCD, to be used in enzyme replacement therapy for Gaucher disease, a lysosomal storage disorder in humans. Protalix has reached an agreement with the United States Food and Drug Administration on the final design of the pivotal phase III clinical trial through the FDA’s Special Protocol Assessment (SPA) process. Protalix has completed enrollment for this study and is treating patients in its pivotal phase III clinical trial in North America, South America, Israel, Europe and South Africa. The study is monitored by an independent Data Monitoring Committee including experts in the field, who monitor the on going safety data, which has recently held their last scheduled meeting before the end of the trial. No serious adverse events have been reported in the study. Protalix is also advancing additional recombinant biopharmaceutical drug development programs.
Contact:
Marcy Nanus
The Trout Group, LLC
Telephone: 646-378-2927
Email: mnanus@troutgroup.com